UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2020

MODERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38753	81-3467528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Technology Square Cambridge, MA	02139
(Address of principal executive offices)	(Zip code)

(Registrant’s telephone number, including area code): (617) 714-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRNA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 11, 2020, ModernaTX, Inc. (“Moderna”), a wholly-owned subsidiary of Moderna, Inc. (the “Company”), entered into an agreement with the Army Contracting Command of the U.S. Department of Defense (“DoD”) for the supply of mRNA-1273, the Company’s investigational vaccine candidate against SARS-CoV-2, the novel strain of coronavirus that causes COVID-19 (the “U.S. Supply Agreement”). Moderna entered into the U.S. Supply Agreement as part of a collaboration between DoD and the Biomedical Advanced Research and Development Authority (“BARDA”) of the U.S. Department of Health and Human Services in connection with Operation Warp Speed.

The U.S. Supply Agreement provides for the manufacturing and delivery of an initial 100 million doses of mRNA-1273 by the U.S. Government for $1.225 billion. Moderna is eligible to receive up to an additional $300 million upon acceptance of the initial 100 million doses, if mRNA-1273 has achieved an emergency use authorization (“EUA”) or an approved biologics license application (“BLA”) issued by the U.S. Food and Drug Administration (“FDA”) on or before January 31, 2021. With the award of the U.S. Supply Agreement, the U.S. Government has committed up to $2.480 billion to the Company for mRNA-1273, inclusive of the previous commitment of up to $955 million under a prior BARDA award that is funding clinical development and associated manufacturing of mRNA-1273. In addition, the U.S. Supply Agreement provides the U.S. Government with four additional and separate options to purchase 100 million doses per option of mRNA-1273. Each option is exercisable at the sole discretion of the U.S. Government, following receipt of an EUA or BLA, at various times during the first half of 2021. Upon exercise of each option, the U.S. Government will pay Moderna $1.65 billion on the terms agreed to in the U.S. Supply Agreement.

If, following the filing of an application for an EUA or a BLA, but prior to fulfilling its supply commitment under the U.S. Supply Agreement, the Company either makes a formal management decision to terminate the manufacture or sale of mRNA-1273 to the U.S. Government, or makes any filing that anticipates Federal bankruptcy protection, then at the request of the U.S. Government, the Company will provide the U.S. Government with certain items required for the U.S. Government to have a third party manufacture mRNA-1273 exclusively for sale to the U.S. Government, including a non-exclusive, nontransferable, irrevocable (except for cause), royalty-free paid-up license to practice or have practiced for or on behalf of the U.S. Government certain Moderna patent and other intellectual property rights required to manufacture mRNA-1273; necessary FDA regulatory filings or authorizations owned or controlled by Moderna related to mRNA-1273; and any outstanding deliverables contemplated or materials purchased under the U.S. Supply Agreement.

The U.S. Supply Agreement contains terms and conditions that are customary for U.S. Government agreements of this nature, including provisions giving the U.S. Government the right to terminate the agreement if the applicable Contracting Officer determines that a termination is in the U.S. Government’s interest. Following any such termination, Moderna and the U.S. Government may agree upon the amount to be paid or remaining to be paid to Moderna because of the termination. The base period of performance under the U.S. Supply Agreement is nine months, and may be extended to 20 months if all options are exercised by the U.S. Government. Under the terms of the U.S. Supply Agreement, the Company is entitled to receive approximately $600 million upon the presentation of certain documentation regarding the production of mRNA-1273, which condition is expected to be met prior to approval of mRNA-1273 or delivery of doses ordered under the U.S. Supply Agreement. Additionally, the parties have agreed to novate the agreement to another of the Company’s wholly-owned subsidiaries.

The foregoing description of the material terms of the U.S. Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the U.S. Supply Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 7.01.	Regulation FD Disclosure.

On August 11, 2020, the Company issued a press release announcing its entry into the U.S. Supply Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Moderna, Inc. on August 11, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2020	MODERNA, INC.

	By:	/s/ Lori Henderson
Lori Henderson
General Counsel and Secretary